                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Marshall & Ilsley Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                April 27, 1999

To the Shareholders of Marshall & Ilsley Corporation:

  The 1999 Annual Meeting of Shareholders of Marshall & Ilsley Corporation will be held at the Milwaukee Athletic Club, 758 North Broadway, Grand Ballroom, 4th Floor, Milwaukee, Wisconsin, on Tuesday, April 27, 1999 at 10:00 a.m., local time, for the following purposes:

(1) To elect seven Directors to serve until the 2002 Annual Meeting of Shareholders and one Director to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and qualified; and

(2) To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

  Shareholders of record at the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual Meeting.

  HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR BY PROXY IN ORDER FOR THE MEETING TO BE HELD. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING YOUR PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                          M. A. HATFIELD, Secretary

March 10, 1999

                         MARSHALL & ILSLEY CORPORATION
                            770 North Water Street
                          Milwaukee, Wisconsin 53202
                                March 10, 1999

                                Proxy Statement

  The proxy you received is solicited by the Board of Directors of Marshall & Ilsley Corporation (the "Company" or "M&I") for use at the Annual Meeting of Shareholders to be held on Tuesday, April 27, 1999 (the "Annual Meeting"). At the Annual Meeting, the shareholders of the Company will elect seven Class III Directors, each of whom will hold office until April 2002 and one Class II Director who will hold office until April 2001, and with respect to each Director, until his successor is elected and qualified.

  The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of common stock held in the name of another person, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. The Proxy Statement and the Proxy are being sent to the Company's shareholders commencing on or about March 10, 1999. Shareholders who have consented to electronic delivery of the Proxy Statement and the Company's Annual Report on Form 10-K will receive those documents via posting on M&I's web site: www.micorp.com/ereports.html.

  Each shareholder of record at the close of business on February 26, 1999 will be entitled to one vote for each share of common stock registered in such shareholder's name. The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the "Common Stock") and its non-voting Series A preferred stock (the "Preferred Stock"). As of February 26, 1999, the Company had outstanding 105,381,472 shares of Common Stock and 685,314 shares of Preferred Stock. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting.

  Any shareholder executing and delivering the proxy you received from M&I may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Secretary of the Company.

  The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the "Reinvestment Plan") administered by BankBoston, N.A., as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by BankBoston, N.A. for participating shareholders. Shares so held have been separately designated on the proxy card pertaining to each participant and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name either by proxy or in person.

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is included with this Proxy Statement.

  Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated to serve as a Class III and a Class II Director. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. Directors are elected by a plurality of the votes cast by holders of the Company's Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the eight directors who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists as of February 26, 1999 information regarding the beneficial ownership of shares of Common Stock by each director, each nominee for director (Timothy E. Hoeksema, John S. Shiely and George E. Wardeberg), each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of Common Stock, and all directors and executive officers of the Company as a group:

             Name and Address           Amount and Nature of
            of Beneficial Owner        Beneficial Ownership(1) Percent of Class
            -------------------        ----------------------  ----------------
      Marshall & Ilsley Trust Company        10,615,243(2)          10.07%
       1000 North Water Street
       Milwaukee, WI 53202
      The Northwestern Mutual Life            8,665,374(3)           7.66%
       Insurance Company
       720 East Wisconsin Avenue
       Milwaukee, WI 53202
      Richard A. Abdoo                            8,100(4)              *
      Oscar C. Boldt                             98,961(5)              *
      J.P. Bolduc                                10,000(6)              *
      T.M. Bolger                                69,000(7)              *
      Wendell F. Bueche                          22,800(8)              *
      Jon F. Chait                               33,487(9)              *
      J.L. Delgadillo                            66,004(10)             *
      Glenn A. Francke                          200,283(6)              *
      G.H. Gunnlaugsson                         297,442(11)             *
      Timothy E. Hoeksema                             0                 *
      Burleigh E. Jacobs                         45,000                 *
      Jack F. Kellner                           511,702(12)             *
      James F. Kress                             20,500(6)              *
      D.J. Kuester                              478,628(13)             *
      Katharine C. Lyall                          5,350(14)             *
      Edward L. Meyer, Jr.                       33,306(15)             *
      Don R. O'Hare                              23,806(9)              *
      San W. Orr, Jr.                           430,152(16)             *
      P.M. Platten, III                         302,534(17)             *
      J.A. Puelicher                            401,156(18)             *
      Robert A. Schaefer                         67,276(19)             *
      John S. Shiely                              2,000                 *
      Stuart W. Tisdale                          18,780(20)             *
      George E. Wardeberg                             0(21)             *
      J.B. Wigdale                              700,102(22)             *
      James O. Wright                            16,000(23)             *
      Gus A. Zuehlke                            151,895(24)             *

  All current directors and executive officers of the Company (excluding Timothy E. Hoeksema, John S. Shiely and George E. Wardeberg) as a group (31 persons) own 4,563,973 shares of Common Stock or 4.33% of the total Common Stock outstanding. (25)
--------
*less than 1%
 (1) Except as indicated below, all shares shown in the table are owned with sole voting and investment power.
 (2) This information is based on Amendment No. 18 to Schedule 13-G dated February 16, 1999. All such shares are owned by Marshall & Ilsley Trust Company (the "Trust Company") as trustee or in other fiduciary capacities. The Trust Company has no economic interest in such shares. Of these shares, the Trust Company has sole voting power as to 1,460,603 shares (approximately 1.39%), shared voting power as to

    6,114,182 shares (approximately 5.80%), sole investment power as to 3,536,772 shares (approximately 3.36%), and shared investment power as to 7,078,471 shares (approximately 6.72%). The amount and percentage of shares beneficially owned, and the amount of shares as to which the Trust Company has shared voting or investment power, include 5,961,221 shares held by the Trust Company as to which it disclaims beneficial ownership. The Company owns all of the issued and outstanding capital stock of the Trust Company.
 (3) This information is based on Amendment No. 10 to Schedule 13-G dated February 9, 1998. The Northwestern Mutual Life Insurance Company ("NML") holds 988,188 shares of Common Stock and 685,314 shares of Preferred Stock. NML has sole voting and investment power as to all such shares, subject to the terms and conditions of a certain Investment Agreement (the "Investment Agreement") between the Company and NML dated August 30, 1985. NML may exchange shares of Common Stock, regardless of how they were acquired, for shares of Preferred Stock. The Preferred Stock is non-voting and convertible into 7,677,185 shares of Common Stock at the same ratio that the Common Stock was exchanged for the Preferred Stock. The Investment Agreement provides for the purchase by NML of up to 24.9%, on a fully diluted basis, of the Common Stock. Purchases may take the form of Common Stock, Preferred Stock, notes or other securities of the Company (the "Securities") at such prices as may be agreed upon by the parties from time to time. The Investment Agreement restricts in certain respects NML's right to transfer, acquire and vote any Securities. Under certain conditions, NML may require the Company to repurchase its stock at not less than prescribed prices after a "Change-in-Control" or upon the occurrence of a "Business Combination" (as such terms are defined in the Investment Agreement). For further information concerning the Investment Agreement, the Notes and the Preferred Stock, reference is hereby made to the Company's Current Reports on Form 8-K dated May 20, 1985, August 30, 1985 and January 2, 1986.
 (4) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
 (5) Includes 38,448 shares held by Mr. Boldt's family as to which he disclaims beneficial ownership and 22,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
 (6) Includes 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
 (7) Includes 40 shares held by Mr. Bolger's family as to which he disclaims beneficial ownership and 36,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
 (8) Includes 12,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
 (9) Includes 15,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(10) Includes 45,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(11) Includes 2,700 shares held by Mr. Gunnlaugsson's family as to which he disclaims beneficial ownership and 163,750 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(12) Includes 504,200 shares held in the Kellner Family Limited Partnership as to which he disclaims beneficial ownership and 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(13) Includes 2,000 shares as to which Mr. Kuester exercises sole voting power, and 296,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(14) Includes 5,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.

(15) Includes 3,359 shares held by Mr. Meyer's family as to which he disclaims beneficial ownership and 27,900 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(16) Includes 403,713 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, and 15,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(17) Includes 6,143 shares held by Mr. Platten's family as to which he disclaims beneficial ownership, 181,406 shares as to which Mr. Platten exercises sole voting power and 5,000 shares of which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(18) Includes 53,556 shares as to which Mr. Puelicher exercises sole voting power and 69,832 shares held by trust for which he exercises shared voting and investment power and as to which he disclaims beneficial ownership.
(19) Includes 2,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(20) Includes 180 shares held by Mr. Tisdale's family as to which he disclaims beneficial ownership and 15,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(21) Mr. Wardeberg held approximately 2,970 shares in the Company's non-employee director deferred compensation plan.
(22) Includes 11,678 shares held by Mr. Wigdale's family as to which he disclaims beneficial ownership and 471,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(23) Includes 7,500 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999, 1,000 shares held by trust for which Mr. Wright exercises shared voting and investment power and as to which he disclaims beneficial ownership and 500 shares owned by Badger Meter Foundation as to which he disclaims beneficial ownership.
(24) Includes 11,771 shares held by Mr. Zuehlke's family as to which he disclaims beneficial ownership, 45,819 shares as to which Mr. Zuehlke exercises sole voting power, and 10,000 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.
(25) Includes 3,200 shares of restricted stock as to which the holders exercise sole voting power and 1,490,550 shares which could be acquired pursuant to the exercise of stock options within sixty days of February 26, 1999.

  In addition to the ownership of Company Common Stock described above, each of Messrs. Boldt, Bolger, Bolduc, Bueche, Francke, Gunnlaugsson, Kellner, Kuester, O'Hare, Orr, Puelicher, Wigdale, Wright and Zuehlke beneficially owns one share of Series A Adjustable Rate Preferred Stock (the "Preferred Stock") of each of 28 subsidiaries of the Company formed as real estate investment trusts. Mr. Kuester's wife also owns one share of Preferred Stock of each subsidiary. Mr. Kuester disclaims beneficial ownership of these shares. Each such person owns less than 1% of the outstanding Preferred Stock of each subsidiary. All directors and executive officers as a group hold 20 shares of Preferred Stock of each subsidiary, representing 1.87% of Preferred Stock of each subsidiary.

                             ELECTION OF DIRECTORS

  The Company's Restated Articles of Incorporation provide that the Company's Directors are divided into three classes, designated Class I, Class II and Class III, with staggered terms of three years each. At the Annual Meeting, shareholders will elect seven Class III Directors to serve until the Company's 2002 Annual Meeting of Shareholders and a Class II Director to serve until the Company's 2001 Annual Meeting of Shareholders and until their successors are elected and qualified. Each Class III Director's term expires at the 1999 Annual Meeting. The following table sets forth certain information with regard to each of the nominees for election as a Director as well as each of the Company's continuing Class I and Class II Directors.

                         NOMINEES STANDING FOR ELECTION

                                              Principal Occupation
       Name                                    and Directorships
       ----                                   --------------------
                Class III Directors (terms expiring April 2002)
Oscar C. Boldt       Chairman, The Boldt Group, Inc., subsidiaries in general contracting,
 Age 74              development and related businesses. A Director since May 1994.

Timothy E. Hoeksema  Chairman and Chief Executive Officer of Midwest Express Holdings,
 Age 52              Inc., a holding company with a principal subsidiary in the passenger jet airline business, since 1983. Also a director of The Marcus
                     Corporation.
Burleigh E. Jacobs   Chairman of the Board and Director, Grede Foundries, Inc., a
 Age 79              manufacturer of grey and ductile iron, steel, and alloyed castings. A
                     Director since 1967.
James F. Kress       Chairman, Green Bay Packaging, Inc., a manufacturer of corrugated and
 Age 69              packaging materials. A Director since 1986.
Robert A. Schaefer   Retired; Former Director, Executive Vice President and Chief
 Age 61              Operating Officer of Security Capital Corporation and Former
                     Director, President and Chief Operating Officer of Security Bank
                     S.S.B. A Director since December 1997.
John S. Shiely       President, Chief Operating Officer and Director since 1994, Executive
 Age 46              Vice President--Administration from 1991 to 1994, Briggs & Stratton
                     Corporation, a manufacturer of gasoline engines for outdoor power equipment. Also a director of Consolidated Paper, Inc.
Gus A. Zuehlke       Retired; Former Chairman, Valley Bancorporation until May 1994;
 Age 77              Former Chairman, Valley Bank, Appleton, Wisconsin, until May 1994. A
                     Director since May 1994.

                  Class II Director (term expiring April 2001)
George E. Wardeberg  Chairman and Chief Executive Officer since 1997, President and Chief
 Age 63              Executive Officer from 1994 to 1997, WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Twin Disc, Inc.

                              CONTINUING DIRECTORS

                                              Principal Occupation
       Name                                    and Directorships
       ----                                   --------------------

                 Class I Directors (terms expiring April 2000)
Richard A. Abdoo     Chairman of the Board, President and Chief Executive Officer,
 Age 55              Wisconsin Energy Corporation, a holding company with subsidiaries in utility and nonutility businesses, since May 1991. Chairman of the
                     Board and Chief Executive Officer of Wisconsin Electric Power Company
                     since June 1990. A director of Sundstrand Corporation, United
                     Wisconsin Services, Inc. and Universal Foods Corporation. A Director
                     since July 1994.
Wendell F. Bueche    Retired; Chairman, August 1994 to July 1997, Chief Executive Officer,
 Age 68              February 1993 to July 1997, President, February 1993 to August 1994,
                     Director, February 1993 to present, IMC Global, Inc. Also a director of WICOR, Inc. A Director since 1983.
G.H. Gunnlaugsson    Executive Vice President and Chief Financial Officer of the Company
 Age 54              since 1987; Vice President of M&I Marshall & Ilsley Bank since 1976.
                     A Director since February 1994.

                                               Principal Occupation
        Name                                    and Directorships
        ----                                   --------------------
Jack F. Kellner       Retired; Chairman of the Board from July 1991 to September 1994,
 Age 82               President, Chief Executive Officer and Director until July 1991,
                      Western Industries, Inc., a manufacturer of metal stampings and sheet metal fabrication. A Director since 1976.

Katharine C. Lyall    President of the University of Wisconsin System since 1992. Also a
 Age 57               director of Wisconsin Power & Light Co., Kemper National Insurance
                      Companies and the Carnegie Foundation for the Advancement of
                      Teaching. A Director since December 1997.
P.M. Platten, III     Retired; Vice Chairman of the Board of the Company from May 1994 to
 Age 59               May 1997; Former President and Chief Executive Officer, January 1989
                      to May 1994, Valley Bancorporation. A Director since May 1994.
J.B. Wigdale          Chairman of the Board of the Company from December 1992 to present,
 Age 62               Chief Executive Officer of the Company from October 1992 to present,
                      Vice Chairman of the Board of the Company from December 1988 to
                      December 1992; Chairman of the Board, January 1989 to present, Chief
                      Executive Officer, September 1987 to present, of M&I Marshall &
                      Ilsley Bank. A Director since 1988.
James O. Wright       Chairman of the Board and Director, Badger Meter, Inc., a
 Age 78               manufacturer of products using flow measurement technology serving utility, industrial and commercial markets. A Director since 1960.

                 Class II Directors (terms expiring April 2001)
Jon F. Chait          Independent Financial Consultant, July 1998 to present; Executive
 Age 48               Vice President, Secretary and Director, August 1991 to July 1998,
                      Managing Director--International Operations, 1995 to July 1998, Chief
                      Financial Officer, August 1993 to 1995, Manpower Inc. and Executive
                      Vice President, September 1989 to July 1998, Manpower International
                      Inc., a provider of temporary employment services. A Director since
                      1990.
D.J. Kuester          President of the Company since 1987; President and Director since
 Age 57               January 1989, M&I Marshall & Ilsley Bank; Chairman of the Board and
                      Director, M&I Data Services. Also a director of Modine Manufacturing
                      Company. A Director since February 1994.
Edward L. Meyer, Jr.  Chairman of the Board, Anamax Corporation, a processor of hides and
 Age 61               manufacturer of tallow. A Director since May 1994.
Don R. O'Hare         Retired; Consultant, September 1994 to April 1997, Chairman of the
 Age 76               Board, September 1994 to October 1996, Chief Executive Officer, April
                      1979 to April 1997, and Director, Sundstrand Corporation, a
                      manufacturer of aerospace and industrial products. A Director since
                      1977.
San W. Orr, Jr.       Attorney, Estates of A.P. Woodson & Family; Chairman of the Board and
 Age 57               Director, Wausau-Mosinee Paper Corporation. Also a Director of MDU
                      Resources Group, Inc. A Director since July 1994.
J.A. Puelicher        Retired; Chairman of the Board and Chief Executive Officer of the
 Age 78               Company from April 1981 to December 1992. A Director since 1959.
Stuart W. Tisdale     Retired; Chairman of the Board and Chief Executive Officer, August
 Age 70               1992 to February 1994, President and Chief Executive Officer, April
                      1986 to August 1992, and Director, WICOR, Inc. A Director of Modine
                      Manufacturing Company. A Director since 1986.

  The Board of Directors of the Company has standing Executive Compensation, Audit, Retirement Investment, Nominating and Executive Committees. The Board of Directors held six meetings in 1998. Each Director attended at least 75% of the meetings of the Board and Board Committees on which the director served.

  The Executive Compensation Committee is responsible for administering compensation levels for certain senior officers of the Company and its subsidiaries, including all executive officers of the Company, and for administering the Company's nonqualified compensation plans, including the Executive Stock Option Plans, the 1994 Long-Term Incentive Plan and the Annual Executive Incentive Compensation Plan. The members of the Executive Compensation Committee are Messrs. Jacobs (Chairman), Kellner, O'Hare and Wright, none of whom are employees of the Company or any of its subsidiaries. The Executive Compensation Committee held five meetings in 1998. Salaries for other employees of the Company and its subsidiaries are determined by the management of the respective subsidiaries and are reviewed by the compensation committee of the Board of Directors of the subsidiary involved.

  The Audit Committee has responsibility for nominating the Company's independent auditors for approval by the Board of Directors, reviewing the scope, results and costs of the audit with the Company's independent auditors and reviewing the financial statements of the Company and the audit function to ensure full compliance with requirements of regulatory agencies and full disclosure of necessary information to the shareholders of the Company. The members of the Audit Committee, all of whom are non-employee directors, are Messrs. Kellner (Chairman), O'Hare and Wright. The Audit Committee held two meetings in 1998.

  The Retirement Investment Committee is responsible, in relation to funding policy, for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company's Retirement Growth Plan and Incentive Savings Plan. The members of the Retirement Investment Committee, none of whom are employees of the Company, are Messrs. O'Hare (Chairman), Chait and Tisdale. The Committee held three meetings in 1998.

  The Nominating Committee is responsible for recommending to the Board nominees to stand for election as directors and to fill any vacancies which may occur from time to time. In addition, the Nominating Committee is responsible for considering any nominations for director submitted by shareholders and for reviewing the size and composition of the Board and the criteria for selecting nominees to the Board. Current employees of the Company are not eligible to serve on the Nominating Committee. The members of the Nominating Committee are Messrs. Tisdale (Chairman), Puelicher, Chait and Boldt. The Nominating Committee has not established procedures for shareholders to recommend nominees for director beyond those contained in the Company's By-laws. The Nominating Committee held one meeting in 1998.

  The Executive Committee has the authority to act on behalf of the full Board of Directors in managing the business and affairs of the Company when the Board of Directors is not in session. The members of the Executive Committee are Messrs. Puelicher (Chairman), Jacobs, Kellner, Tisdale and Wigdale. The Executive Committee held two meetings in 1998.

                 LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

  Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their associates. Since January 1, 1998, such persons and firms have been indebted to the Company's bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers, including their related interests, by the Company and its significant subsidiaries represented approximately 10.7% of shareholders equity at December 31, 1998.

  From time to time, directors and officers of the Company and their associates may sell shares of their Common Stock to the Company pursuant to the Company's stock repurchase program. The purchase price for any such sales is the prevailing market price at the time of such sale.

                          SUMMARY COMPENSATION TABLE

                                                        Long-Term
                                                     Compensation(1)
                                                 ------------------------
                                    Annual
                                 Compensation        Awards      Payouts
                              ------------------ --------------  --------
                                                   Securities      LTIP
   Name and Principal                              Underlying    Payouts      All Other
        Position         Year Salary($) Bonus($) Options/SARs(#) $        Compensation($)(2)
   ------------------    ---- --------- -------- --------------  -------- ------------------
J.B. Wigdale............ 1998 $700,000  $586,250    100,000      $738,825      $502,625
 Chairman of the Board   1997  625,000   526,813     30,000       779,850       456,894
 and Chief Executive
 Officer                 1996  580,000   370,000     30,000             0       487,679

D.J. Kuester............ 1998  600,000   506,490     50,000       640,315       279,334
 President               1997  525,000   446,123     26,000       675,870       235,874
                         1996  500,000   278,259     26,000             0       258,856

G.H. Gunnlaugsson....... 1998  500,000   422,068     40,000       443,295       178,745
 Executive Vice
 President               1997  400,000   340,130     20,000       467,910       156,387
 and Chief Financial
 Officer                 1996  345,000   272,643     18,000             0       156,383

J.L. Delgadillo......... 1998  320,000   250,000     20,000       197,020        51,052
 Senior Vice President   1997  300,000   200,000     12,000       207,960        41,007
                         1996  270,000   140,000      8,000             0        43,292

T.M. Bolger............. 1998  230,000   170,000     20,000             0        35,836
 Senior Vice President   1997  200,000   125,000      8,000             0        31,474
                         1996  160,000   115,000      4,000             0        22,742

--------
(1) As of December 31, 1998, Mr. Delgadillo had 3,000 shares of unreleased Key Restricted Stock valued at $172,313. The value was arrived at using a December 31, 1998 closing market price of $58.4375 per share less consideration which is paid by the executive upon issuance of award. Dividends are paid on restricted stock.
(2) Includes the following amounts paid by M&I under the Retirement Program for 1998: J.B. Wigdale--$17,600; D.J. Kuester--$13,200; G.H.
    Gunnlaugsson--$17,600; J.L. Delgadillo--$17,600 and T.M. Bolger--$17,600. Includes the following amounts paid by M&I under a Split Dollar Life Insurance Plan for the benefit of the executives for 1998: J.B. Wigdale-- $13,842; D.J. Kuester--$6,775 and G.H. Gunnlaugsson--$6,324. Includes the following employer contributions under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan based on compensation paid or deferred during 1998: J.B. Wigdale--$85,345; D.J. Kuester--$75,002; G.H. Gunnlaugsson--$54,173; J.L. Delgadillo--$28,800 and T.M. Bolger--$15,600. Includes the following above-market amounts accrued by M&I on account balances under the Supplementary Retirement Benefits Plan and the Executive Deferred Compensation Plan: J.B. Wigdale--$11,925; D.J. Kuester--$15,784; G.H. Gunnlaugsson--$12,037; J.L. Delgadillo--$4,652 and T.M. Bolger--$2,636. Also includes the following amounts accrued by M&I under the Non-Qualified Retirement Benefit Plan for 1998: J.B. Wigdale--$373,913; D.J. Kuester--$168,573 and G.H. Gunnlaugsson--$88,611.

  The following table provides information on options granted to the named executive officers during 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                           Number of    % of Total
                          Securities   Options/SARs
                          Underlying    Granted to  Exercise or            Grant Date
                         Options/SARs  Employees in Base Price  Expiration   Present
Name                     Granted(#)(1) Fiscal Year   ($/Sh)(2)     Date    Value($)(3)
----                     ------------- ------------ ----------- ---------- -----------
J.B. Wigdale............    100,000        7.9%      $51.8125    12/10/08  $1,320,380
D.J. Kuester............     50,000        4.0        51.8125    12/10/08     660,190
G.H. Gunnlaugsson.......     40,000        3.2        51.8125    12/10/08     528,152
J.L. Delgadillo.........     20,000        1.6        51.8125    12/10/08     264,076
T.M. Bolger.............     20,000        1.6        51.8125    12/10/08     264,076

--------
(1) Includes options transferable to the employees' immediate family or trusts or partnerships for the benefit thereof. Options generally become exercisable based on the following schedule: 50% after 12 months from the date of grant, an additional 25% after 18 months from the date of grant and the remaining 25% after 24 months from the date of grant; provided that the options will become immediately exercisable upon a "Triggering Event" (which relates to a change of control of the Company). Employees who have attained age 55 and have at least ten years of service with the Company or a subsidiary receive options which are fully vested on the date of grant.
(2) All options have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or by delivery of shares of the Company's Common Stock. Upon exercise of an option, the holder may satisfy any tax obligations either by having the Company withhold shares or by delivering shares such holder already owns.
(3) The grant date present values were determined using the Black-Scholes model with the following common assumptions: a six year expected period of time to exercise; a risk-free rate of return of 4.53%; an expected dividend yield of 1.70%; and a volatility factor of 22.01%.

  The following table provides information on options exercised during 1998, and options held at year end, by the named executive officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                      Options/SARs at      In-the-Money Options/SARs
                           Shares                      FY-End(#)(1)             at FY-End($)(2)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
J.B. Wigdale............   30,000     1,254,765    471,000           0     14,339,338           0
D.J. Kuester............   20,000       783,223    336,000           0     10,573,610           0
G.H. Gunnlaugsson.......   45,000     2,077,673    163,750      50,000      5,893,577     279,375
J.L. Delgadillo.........        0             0     45,000      26,000      1,388,315     141,125
T.M. Bolger.............   15,000       689,625     36,000      24,000      1,168,378     138,250

--------
(1) Includes shares which were transferred to the employees' immediate family or trusts or partnerships for the benefit thereof.
  (2) For valuation purposes, a December 31, 1998 market price of $58.4375 was used.

  The following table provides information on long-term incentive plan awards to the named executive officers with respect to 1998. Awards with respect to 1999 have not been included.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                           Number of Shares, Units Performance or Other Period
Name                           or Other Rights     Until Maturation or Payout(1)
----                       ----------------------- ----------------------------
J.B. Wigdale..............         15,000                    3 Years
D.J. Kuester..............         13,000                    3 Years
G.H. Gunnlaugsson.........         10,000                    3 Years
J.L. Delgadillo...........          6,000                    3 Years
T.M. Bolger...............          4,000                    3 Years

--------
(1) Units awarded represent share equivalents of the Company's Common Stock. The performance period is the three years commencing on January 1, 1998 and ending on December 31, 2000. Additional Units will be credited to each participant's account when dividends are paid on shares of the Company's Common Stock. Vesting of Units occurs at the end of the three-year period with the exception of the death or disability of the participant, termination of a participant's employment or the occurrence of a "Triggering Event" (which relates to a change in control of the Company). A payout multiple is applied to the Units awarded to a participant based on the Company's performance in relation to two equally weighted performance criteria, which represent (i) the total return of the Company's Common Stock for the three-year period when compared with the total return for those stocks composing the Keefe, Bruyette, & Woods 50 Bank Index (the "KBW 50 Index") and (ii) the Company's cumulative earnings per share for the three-year period. The Company's performance in relation to the performance criteria is calculated independently, thereby allowing a participant to receive a payout under one of the criterion but not under the other. The minimum payout multiple is zero for each criterion and the maximum is 137.50%, resulting in a combined maximum of 275%. The resulting payout multiple is applied to the Units awarded plus those credited in lieu of dividends. If performance under either measure falls between two payout multiple categories, the percentage earned will be determined by linear interpolation. Before awards are paid, the Committee must certify the extent to which the performance criteria have been met.

                               RETIREMENT PLANS

  The Marshall & Ilsley Corporation Nonqualified Retirement Benefit Plan (the "Nonqualified Plan") provides five of the executive officers of M&I with a monthly supplemental retirement benefit. The original purpose of the Nonqualified Plan was to provide a benefit such that the sum of benefits from the Retirement Growth Plan, Social Security, the Supplementary Retirement Benefits Plan and the Nonqualified Plan would equal 60% of each participant's average salary and bonus for his last five years of employment. The monthly benefit under the Nonqualified Plan, starting in most instances when an individual reaches age 65, is fixed based on various actuarial and interest rate assumptions. The monthly benefits are $24,167, $23,167 and $14,958 for Messrs. Wigdale, Kuester and Gunnlaugsson, respectively, and a total of $8,459 for two other executive officers. The benefit will be adjusted in the event of death before age 62 or early retirement and can be paid for life with a 120-month certain payout or on a joint and survivor basis at the option of the participant. The pay-out option elected will also affect the amount of the annual benefit. If a participant leaves the employ of the Company prior to age 55, he will receive no benefits under the Nonqualified Plan. In the event of a Change in Control of the Company (as defined in the Nonqualified Plan), each participant will receive the full monthly benefit set forth above regardless of his age when the Change in Control occurs and whether he remains in the employ of M&I until age 55. A participant has the option, in certain circumstances, to elect to receive the present value of the benefits to which he is entitled under the Nonqualified Plan upon a Change in Control regardless of his age at that point.

  The Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") provides selected key employees of M&I, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have two investment options for amounts deferred: a fixed rate option equal to the Moody's A Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index. The percentage allocated to any investment option may not be less than 10% and elections may be changed semi-annually. Amounts deferred are distributable upon termination of employment at the election of the participant. Choices range from a lump sum distribution upon termination of employment to a pay-out over 15 years if a participant's employment terminates on or after age 55, other than because of death or disability, with at least ten years of service. Amounts deferred and investment returns thereon are held in the Marshall & Ilsley Corporation Deferred Compensation Trust II of which Marshall & Ilsley Trust Company is the trustee (the "Trust").

  M&I's Supplementary Retirement Benefits Plan (the "SERP") is a nonqualified benefit plan which covers employees whose compensation exceeds the statutory limits on compensation which can be taken into account for purposes of crediting contributions to M&I's Retirement Growth Plan, including all of the executive officers named in the Summary Compensation Table. The amount, which would have been allocated to such participant's account absent the statutory limitations, is credited to an account which vests after an employee has five years of vesting service as defined in M&I's Retirement Growth Plan. Participants have the same investment and pay-out elections as provided in the Deferred Compensation Plan, described above, and amounts credited under the SERP are held in the Trust.

                   EMPLOYMENT AGREEMENTS AND RELATED MATTERS

  In order to assure management continuity and stability, M&I has entered into substantially similar Employment Agreements (the "Employment Agreements") with the named executive officers, 7 additional executive officers and 21 other officers and employees of the Company and its subsidiaries (collectively, the "Executives"). The Employment Agreements with the named executive officers each have a term of three years. The Employment Agreements with the other Executives have terms of two or three years.

  The Employment Agreements guarantee the Executives specific payments and benefits upon a termination of employment as a result of a change of control of M&I. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

  The Employment Agreements provide for specified benefits after a change of control if the Executive voluntarily terminates for "good reason" or is involuntarily terminated other than for "cause" (as defined in the Employment Agreements). In addition, in the case of some Employment Agreements, at the end of six months after a change of control, the Executive may terminate employment for any reason and is entitled to receive full benefits. Upon a termination, the Executive is entitled to (a) a lump sum payment equal to two or three times (depending on whether the contract is a two- or three-year contract) the sum of the Executive's current base salary plus the higher of the Executive's bonus for the last year or the Executive's average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits. In the event of a termination of employment as a result of his death, the Executive's beneficiary is entitled to six months of base salary. No additional benefits are guaranteed under the contract upon an Executive's disability or termination by M&I for cause.

  The Employment Agreements provide that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to the Executive shall lapse, and such awards shall become fully vested, except in certain circumstances. Some of the Employment Agreements also provide for "gross-up" payments in the event payments to an Executive under the Employment Agreement are subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), (the "Excise Tax") or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, shall be equal to the payments then due.

                      NON-EMPLOYEE DIRECTOR COMPENSATION

  Directors of M&I who are not employees are paid a retainer fee of $12,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $500 for each Committee meeting which they attend. M&I has established a deferred compensation plan for its Directors. Under such plan, all or part of the fees received by a Director may be deferred at the election of the Director. Amounts deferred may be allocated to one of two accounts as selected by the participating Director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury

Bills with maturities of 13 weeks. Deferred amounts are payable in a lump sum or in not less than two nor more than 10 annual installments, as elected by the participating Director, or, if no such election is made, in five annual installments. Messrs. Boldt, Bolduc, Bueche, Chait, Meyer, Schaefer and Zuehlke elected to defer compensation under the plan during 1998. Directors of M&I who are also Directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the Director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan.

  Directors of M&I who are not employees of M&I or its subsidiaries ("Participants") also participate in the 1995 Directors Stock Option Plan. On the date of each Annual Meeting of Shareholders, each Participant elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 2,500 and the number of years in the term to which such Participant has been elected. In addition, a Participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a Participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 2,500 and the number of years remaining in such Participant's term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the Participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the Participant's election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

  Mr. Puelicher and M&I entered into a Consulting Agreement and Supplemental Retirement Plan in 1986, which was extended and currently expires in 2002 (the "Consulting/Retirement Agreement"). As compensation for his commitment to provide consulting services, Mr. Puelicher receives a retirement benefit of $25,000 per month for his life, and, if Mr. Puelicher predeceases his wife, his wife will receive $12,500 per month for her life. Mr. Puelicher also receives a supplemental retirement benefit of $58,333 per month for his life under his Supplemental Retirement Plan dated December 10, 1992. In addition, M&I pays an annual insurance premium for Mr. Puelicher of $112,470 until the earlier of (i) Mr. Puelicher's death, (ii) 19 years from the date of the policy's issue, or (iii) such time as the policy is paid up. M&I also reimburses Mr. Puelicher for all travel and other expenses incurred in the performance of his duties and provides him with secretarial services and office space for his life. M&I may terminate the Consulting/Retirement Agreement for "cause" (as defined in the Consulting/Retirement Agreement). The Consulting/Retirement Agreement provides that Mr. Puelicher may not compete with M&I and must maintain the confidentiality of certain information regarding M&I, its business and customers.

  In connection with the merger with Valley Bancorporation on May 31, 1994, M&I agreed to provide Mr. Zuehlke with a $100,000 annual consulting fee for the remainder of his life. Mr. Zuehlke also receives a car, office space and membership in a professional organization.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

General Policy

  The Executive Compensation Committee (the "Committee") determines the compensation policy for executive officers, makes awards and sets performance criteria under the Company's incentive plans, and determines the salary levels for executive officers. The Committee bases its compensation decisions primarily on its overall assessment of the executive's contribution to the profitability of the Company on both a long-term and short-term basis and the relevant market relationship of the executive officer's compensation. The Committee reviews the executive's performance in light of both the historical financial performance of the Company and the Committee's assessment of the executive's role in ensuring the future financial success of the Company. In this respect, the Committee seeks to reward leadership, innovation and entrepreneurship. The compensation package for senior executives has both objective (performance based) and subjective elements. Awards under the Annual Executive Incentive Plan are based on the achievement of specified performance criteria determined by the Committee. For certain executive officers, the financial performance of the business unit or division for which that executive has responsibility may receive a proportionately larger consideration by the Committee in determining that executive's compensation. The Committee reviews the compensation plans for executives in order to determine whether such plans are consistent with the Company's objectives and financial performance.

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which will meet the requirements for deductibility.

1998 Compensation

 Overview

  With regard to 1998 compensation decisions, the Committee reviewed the Company's financial performance on both a long-term and short-term basis, the overall performance of each executive officer, and various peer group analyses and other information which the Committee deemed relevant in the case of any particular individual. The peer group analyses provided the Committee with information on the market relationship of compensation paid to the Company's executive officers. The analyses included information on the companies in the KBW 50 Index which is the same peer group used in the performance graph. The Committee also compared the Company's compensation levels and financial performance to a more defined peer group of similarly sized bank holding companies which is not identical to the KBW 50 Index. In reviewing this information, the Committee took into account the Company's size and performance relative to the companies in the peer groups. The Committee did not, however, set the compensation for the Company's executive officers at a specific level as compared to any peer group. The Committee's compensation determinations generally reflect competitive factors and performance. In the case of any particular individual, circumstances unique to such individual such as increased responsibilities or extraordinary effort may also be reflected. In assessing the Company's performance, the Committee considered, among other things, the profitability of the Company as a whole on both a long-term and short-term basis (including net income, earnings per share, return on average shareholders' equity and return on average assets). The Committee's decisions with respect to compensation generally reflect all of the factors considered, including objective factors and the Committee's subjective assessment of the executive's performance.

 Annual Executive Incentive Plan

  The Annual Executive Incentive Plan provides for annual cash incentives (bonuses) to the participants based upon one or more objective financial performance criteria selected by the Committee. The Annual Executive Incentive Plan rewards eligible senior executives with an incentive award based on a percentage of each participant's base salary if the performance goals set by the Committee are met for that year. The performance criteria for 1998 was based upon reported earnings per share. In future years, the Committee may use a performance criteria different than reported earnings per share or may adjust performance to reflect extraordinary events. For example, if the Company were to incur extraordinary charges in connection with an acquisition, the performance may be adjusted to exclude such charges. The Company earned $2.76 per share, representing a 13.6% increase over 1997. This exceeded the targeted performance level established by the Committee for 1998, and resulted in eligible executive officers receiving payouts ranging from 34% to 84% of their respective 1998 base salaries.

 Base Salary and Long-Term Incentive Compensation

  In determining the base salaries for the Company's executive officers, the Committee takes a long-term view of the executive's job performance, the Company's financial performance, and the salaries paid in the marketplace to executives with similar responsibilities. The Committee believed it was appropriate in 1998 to increase base salaries for the Company's senior executive officers. The Committee believes the adjusted base salaries are commensurate with the Committee's evaluation of the information reviewed. Such compensation decisions were based on all the factors, both objective and subjective, considered by the Committee and generally no one specific criteria was applied in making such decisions.

  The Committee made long-term incentive awards in 1998 under the Company's Executive Stock Option Plans and the LTIP. The purpose of these awards is to furnish long-term incentives to executive officers to build shareholder value and to motivate and retain the personnel critical to the Company's success. It is the intention of the Committee to continue to emphasize long-term incentives in the compensation provided to the Company's executive officers. In arriving at the 1998 long-term incentive awards levels, the Committee compared the total compensation opportunities of each senior executive officer, and the values of each compensation component, in relation to those provided by peer companies for similar positions. Based upon this analysis and other information reviewed, the Committee determined it was appropriate to increase the annual level of the long-term awards, compared to those provided in recent years. This was accomplished by increasing the number of stock options awarded to the senior executive officers. The number of LTIP units awarded to each individual were generally unchanged from the 1997 level, absent a change in the overall responsibilities of the executive officer.

  In determining the total number of options to be granted in 1998 to all recipients, including the executive officers, the Committee reviewed the annual option awards and cumulative options outstanding of the peer group companies in relation to outstanding shares. Based upon this review, and recognizing the Company's growth, the Committee determined it was appropriate to increase the Company's overall option awards. In 1998, grants to employees totaled 1,262,150 options, or approximately 1.2% of shares outstanding. The Committee believes this award level more closely aligns with the peer group companies.

 Chief Executive Officer Compensation

  In determining Mr. Wigdale's salary and long-term incentive awards, the Committee's review concentrated on the prevailing market rates of compensation for his position and the Company's current and prior year's financial performance. The Committee considered the compensation of the chief executive officers of the peer group companies, taking into account the Company's size and performance relative to the companies in the peer groups, in order to determine whether Mr. Wigdale is compensated on a basis which is reasonably consistent. Mr. Wigdale received an Annual Executive Incentive Plan Award of 84% of his base salary, resulting from the Company's 1998 earnings per share performance in relation to the goals established under the plan. It is the Committee's conclusion that Mr. Wigdale's compensation is fair and appropriate.

The Compensation Committee:

       Mr. Jacobs, Chairman       Mr. Kellner           Mr. O'Hare           Mr. Wright

                               PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the KBW 50 Index.

                            CUMULATIVE TOTAL RETURN

                  ASSUMES DIVIDENDS & CAPITAL GAINS REINVESTED

                        [PERFORMANCE CHART APPEARS HERE]

                           12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                           -------- -------- -------- -------- -------- --------
M&I.......................   $100     $ 83     $116     $159     $290     $277
S&P 500...................    100      101      139      171      229      294
KBW 50....................    100       95      152      215      314      340

   KBW=KEEFE, BRUYETTE & WOOD, INC. 50-BANK INDEX; S&P=STANDARD & POOR'S 500.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

  The 2000 Annual Meeting of Shareholders is scheduled for April 25, 2000. In accordance with the Company's By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2000 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2000 Annual Meeting of Shareholders must be submitted to the Company no later than January 27, 2000. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company's By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 10, 1999. Proposals should be directed to Mr. M.A. Hatfield, Senior Vice President and Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. Representatives of Arthur Andersen LLP will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                           PENDING LEGAL PROCEEDINGS

  No director or named executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 1998 all filing requirements were complied with, except that one late report was filed with respect to one transaction for Robert A. Schaefer relating to a distribution of shares from a retirement plan that was terminated.

                                 OTHER MATTERS

  Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          M.A. Hatfield, Senior Vice President
                                           and Secretary

--------------------------------------------------------------------------------

                                   Proxy Card
                         MARSHALL & ILSLEY CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned appoints J.B. Wigdale and D.J. Kuester, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of Marshall & Ilsley Corporation held of record by the undersigned on February 26, 1999 at the 1999 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 27, 1999 or at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of all nominees for directors.






                           (Continued and to be signed on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Please mark boxes in blue or black ink.
1. ELECTION OF CLASS III AND CLASS II DIRECTORS:
   FOR all nominees below to serve for the terms indicated below and until their successors are elected and qualified (except as marked to the contrary below). [_]
   WITHHOLD AUTHORITY to vote for all nominees listed below. [_]
   (To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)
   Class III (with terms expiring April 2002): Oscar C. Boldt, Timothy E. Hoeksema, Burleigh E. Jacobs, James F. Kress, Robert A. Schaefer, John S. Shiely and Gus A. Zuehlke; Class II (with a term expiring April 2001): George
   E. Wardeberg.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                              Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              Date:_________________________________, 1999

                                   ____________________________________________
                                           (Signature of Shareholder)

Please mark, sign, date and        ____________________________________________
return this Proxy Card             (Signature of Shareholder - if held jointly)
promptly using the envelope
provided.

--------------------------------------------------------------------------------